Exhibit 99.1

Designated Filer:  Jonathan S. Leff

Issuer and Ticker Symbol:  Inspire Pharmaceuticals, Inc. [ISPH]

Date of Event Requiring Statement:  August 10, 2009

EXPLANATION OF RESPONSES

On August 10, 2009, in connection with the closing of an underwritten public offering of shares of the common stock, par value $0.001 per share (the “Common Stock”), of Inspire Pharmaceuticals, Inc. (the “Company”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), purchased 8,888,888 shares of the Common Stock at the public offering price of $4.50 per share.

All of the shares of the Common Stock disclosed in this Form 4 are owned by WP IX.  The sole general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”).  Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP IX LLC.  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be owned by WP IX.  Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.  The address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.

Jonathan S. Leff, the reporting person and a director of the Company, is a General Partner of WP and a Managing Director and Member of WP LLC.  As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the Common Stock owned by WP IX.  All securities indicated as owned by Mr. Leff in this Form 4 are included because of his affiliation with the above entities.  Mr. Leff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.